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FILED # C 4578-98

MAR 03 2003

IN THE OFFICE OF
/s/ DEAN HELLER
DEAN HELLER
SECRETARY OF STATE

                                        Filing Fee: ___________

                                        Receipt  #:___________


                       RESTATED ARTICLES OF INCORPORATION

                              (PURSUANT TO NRS 78)

                                 STATE OF NEVADA

                               Secretary of State


                                Article 1.  Name

The  name  of  the  Corporation  is:  HOUSE  OF  BRUSSELS  CHOCOLATES  INC.


                            Article 2.  Registered Agent

The name of the Resident Agent of the Corporation is Cane O'Neill Taylor, LLC. The address of the Resident Agent of the Corporation is 2300 West Sahara Avenue, Suite 500, Box 18, Las Vegas, Nevada 89102.


                             Article 3.  Capital Stock

The aggregate number of shares that the Corporation will have authority to issue is Sixty Four Million (64,000,000), of which Sixty Million (60,000,000) shares will be common stock, with a par value of $0.001 per share, and Four Million (4,000,000) shares will be preferred stock, with a par value of $0.001 per share.

The Preferred Stock may be divided into and issued in series. The Board of Directors of the Corporation is authorized to divide the authorized shares of Preferred Stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors of the Corporation is authorized, within any limitations prescribed by law and this Article, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of Preferred Stock including but not limited to the following.

     (a) The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

     (b) Whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

     (c) The amount payable upon shares in the event of voluntary or involuntary liquidation;

     (d) Sinking fund or other provisions, if any, for the redemption or purchase of shares;


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(e)  The terms and conditions on which shares may be converted, if the shares of any  series  are  issued  with  the  privilege  of  conversion;

(f) Voting powers, if any, provided that if any of the Preferred Stock or series thereof shall have voting rights, such Preferred Stock or series shall vote only on a share for share basis with the Common Stock on any matter, including but not limited to the election of directors, for which such Preferred Stock or series has such rights; and

(g) Subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as the Board of Directors of the Corporation may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

The Corporation shall not declare, pay or set apart for payment any dividend or other distribution (unless payable solely in shares of Common Stock or other class of stock junior to the Preferred Stock as to dividends or upon liquidation) in respect of Common Stock, or other class of stock junior to the Preferred Stock, nor shall it redeem, purchase or otherwise acquire for consideration shares of any of the foregoing, unless dividends, if any, payable to holders of Preferred Stock for the current period (and in the case of cumulative dividends, if any, payable to holders of Preferred Stock for the current period and in the case of cumulative dividends, if any, for all past periods) have been paid, are being paid or have been set aside for payment, in accordance with the terms of the Preferred Stock, as fixed by the Board of Directors.

In the even of the liquidation of the Corporation, holders of Preferred Stock shall be entitled to receive, before any payment or distribution on the Common
Stock or any other class of stock junior to the Preferred Stock upon liquidation, a distribution per share in the amount of the liquidation preference, if any, fixed or determined in accordance with the terms of such Preferred Stock plus, if so provided in such terms, an amount per share equal to accumulated and unpaid dividends in respect of such Preferred Stock (whether or not earned or declared) to the date of such distribution. Neither the sale, lease or exchange of all or substantially all of the property and assets of the Corporation, nor any consolidation or merger of the Corporation, shall be deemed to be a liquidation for the purposes of this Article.


                          Article 4. Board of Directors


     (a) Number of Directors. The number of the directors constituting the entire Board will be not less than one (1) nor more than fifteen (15) as fixed from time to time by vote of the majority of the entire Board, provided, however, that the number of directors will not be reduced so as to shorten the term of any director at the time in office.

     (b) Vacancies. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen will hold office during the remainder of the term of office of the resigning director.

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                               Article 5. Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under NRS 78.


                         Article 6. Powers of Directors

In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

     (a)  To  make,  alter,  amend  and  rescind the By-Laws of the Corporation.

     (b)  To  fix  the  amount  to  be  reserved  as  working  capital.

     (c)  To  fix  the  times  for  the  declaration  and  payment of dividends.

     (d) To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

     (e) To sell, assign, transfer or otherwise dispose of the property of the Corporation as an entirety with the consent in writing or pursuant to the affirmative vote of the holders of a majority of the stock issued and outstanding, at a stock-holders' meeting duly called for that purpose.

     (f) To sell, assign, transfer, lease and in any lawful manner dispose of such portions of said property as the Board of Directors shall deem advisable, and to use and apply the funds received in payment therefor to the surplus account for the benefit of the Corporation, or the payment of dividends, or otherwise; provided that a majority of the whole Board concur therein, and further provided that the capital stock shall not be decreased except in accordance with the laws of Nevada.

     (g) By a resolution passed by a majority of the whole Board, under suitable provision of the By-Laws, to designate two or more of their numbers to constitute an executive committee, which committee shall have and exercise any and all of the powers of the Board of Directors which may be lawfully delegated in the management of the business and affairs of the Corporation, and shall have the authority to cause the seal of the Corporation to be affixed to all papers which may require it.

     (h) To determine from time to time whether (and if allowed, under what conditions and regulations) the accounts and books of the Corporation (other than the books required by law to be kept at the principal office of the Corporation in Nevada), or any of them shall be open to the inspection of the stockholders, and the stockholders' rights in this respect are and shall be restricted or limited accordingly.


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            Article  7.  Liability  of  Directors  and  Officers

An officer or director of the Corporation shall have no personal liability to the Corporation or its stockholders for damages for breach of fiduciary duty as an officer or director except for (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of the law and (b) the payment of dividends in violation of NRS 78.300.


          Article  8.  Indemnification  of  Officers  and  Directors

Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint ventures, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification which such directors, officers, or representatives may have or hereafter acquire shall extend to all actions undertaken on behalf of the Corporation; and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any Bylaws, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

Without limiting the application of the foregoing, the Board of Directors may adopt Bylaws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the laws of the State of Nevada and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprises against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.


                           Article  9.  Amendment

The Corporation reserves the right to amend, alter or repeal any provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.



                              OFFICERS' SIGNATURES
                              --------------------
/s/ L.  EVAN  BAERGEN
________________________
L.  EVAN  BAERGEN
PRESIDENT,  SECRETARY  &  TREASURER

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